Exhibit 99.1
FROM:     MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Contact: Mark Deasy – (724) 741-8570
Investor Relations Contact: Kenneth Krause – (724) 741-8534

Thomas W. Giacomini Elected to MSA Board of Directors
PITTSBURGH, June 8, 2017 – The Board of Directors of global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today announced that Thomas W. Giacomini, Chairman, President and CEO of JBT Corporation (NYSE: JBT), has been elected to MSA’s Board of Directors. JBT Corporation, based in Chicago, Ill., is a leading global technology solutions provider to the food and aviation industries.
“MSA is very fortunate to welcome such a reputable and proven business leader to the MSA Board,” said William M. Lambert, MSA Chairman and CEO. “I am confident Tom’s expertise across a variety of markets, including industrial products, materials handling and energy, as well his functional expertise in operational excellence, acquisitions and strategy, will provide MSA and our customers with a high level of value and help us achieve the growth initiatives and deliverables that are central to our long-term corporate strategy.”
As Chairman, President and CEO of JBT Corporation, Mr. Giacomini oversees an organization with $1.3 billion in annual revenue, 20-plus global locations and a customer base spanning more than 25 countries. JBT Corporation employs approximately 5,000 employees worldwide.
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Prior to his role with JBT Corporation, Mr. Giacomini served in a variety of positions of increasing responsibility for Dover Corporation of Downers Grove, Ill. While with Dover, Mr. Giacomini served as President and CEO of Dover Engineered Systems. In this capacity, he was responsible for more than $3 billion in annual revenue generated by 14 companies serving the global materials handling, energy, fluids, refrigeration, consumer products, and automation markets.
    Mr. Giacomini is a former board member of Clarcor Inc., a publicly traded filtration systems company. He received his MBA from Northwestern University’s Kellogg School of Business and a bachelor’s degree in Mechanical Engineering from the University of Michigan–Dearborn.

About MSA

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, fire and rescue helmets, and fall protection devices. With 2016 revenues of $1.15 billion, MSA employs approximately 4,300 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA’s web site at www.MSAsafety.com.

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